                                                                    Exhibit 12.1


                              KOHL'S CORPORATION
                      RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000s)


                                                                          Fiscal Year (1)
                                              ------------------------------------------------------------------------
                                                1998            1997           1996            1995            1994
                                                ----            ----           ----            ----            ----
Earnings
--------
   Income before income taxes                 $316,749        $235,063       $171,368        $122,729        $117,451

   Fixed charges (3)                            63,135          57,446         42,806          30,649          19,758

   Less interest capitalized
         during period                          (1,878)         (2,043)        (2,829)         (1,287)           (603)
                                              --------        --------       --------        --------        --------
                                              $378,006        $290,466       $211,345        $152,091        $136,606
                                              ========        ========       ========        ========        ========

Fixed Charges
-------------
   Interest (expensed or capitalized) (3)     $ 24,550        $ 26,304       $ 20,574        $ 14,774        $  7,911

   Portion of rent expense
         representative of interest             38,385          30,798         22,031          15,798          11,777

   Amortization of deferred
         financing fees                            200             344            201              77              70
                                              --------        --------       --------        --------        --------
                                              $ 63,135        $ 57,446       $ 42,806        $ 30,649        $ 19,758
                                              ========        ========       ========        ========        ========

Ratio of earnings to fixed charges                5.99            5.06           4.94            4.96 (2)        6.91
                                              ========        ========       ========        ========        ========

(1) Fiscal 1998, 1997, 1996 and 1994 are 52 week years and fiscal 1995 is a 53 week year.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.
(3) Interest expense for fiscal 1997, 1996, and 1995 has been restated to properly reflect interest expense included on the Consolidated Statements of Income.